Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made as of this 1st day of August, 2005 by and between Rick Paterno (the “Executive”) and The Rockport Company, LLC (the “Company”), a wholly owned subsidiary of Reebok International Ltd. (“Reebok”).

WHEREAS, Reebok has determined that it is in the best interests of Reebok and its shareholders to agree to provide benefits to Executive under circumstances described below; and

WHEREAS, Reebok recognizes that the possibility of a change of control of the Company followed by a termination of the Executive’s employment is unsettling to the Executive and wishes to make arrangements at this time to help assure his continuing dedication to the duties to the Company and Reebok, notwithstanding any possible change of control of the Company; and

WHEREAS, Reebok believes it important to enable the Executive as President and Chief Executive Officer of the Company, without being distracted by the uncertainties of his own employment situation, to perform his regular duties,

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.                                       If, within two years following a Change of Control, Executive’s employment with the Company is terminated either (i) by the Company other than for “Cause” (as defined in paragraph 3 below), or (ii) by Executive for “Good Reason” (as defined in paragraph 3 below), then:

a.                                       The Company will continue to pay Executive’s then-current annual base salary (or, if his base salary has been reduced at anytime after the Change of Control, his base salary in effect prior to the reduction) for up to two (2) years.  Such pay continuation shall not extend beyond the date that Executive obtains new employment (as that term is defined in Reebok’s Severance Policy).  Executive shall utilize reasonable efforts to mitigate damages and obtain comparable new employment.  If Executive obtains new employment prior to the expiration of the two-year period, Executive shall receive a lump sum payment equal to one-half of the remaining weeks in the two year pay continuation period.

b.                                      The Company will pay to Executive within 30 days of such termination of employment a lump sum cash payment equal to 200% of: the higher of his target bonus for the then-current year, or his bonus for the most recent calendar year ended before the Change of Control.

c.                                       The Company will pay to Executive, in a single lump-sum cash payment, an amount equal to the difference, if any, between (i) the total distribution that he receives following his termination under all Company retirement plans, and (ii) the total distribution that he would have received under such plans had he accumulated three additional years of service for vesting prior to termination (as defined in relevant plan documents).  The payment will be made at the same time that he receives his distribution from those plans.

d.                                      To the extent permitted under the terms of the applicable plans, following such termination, Executive and his dependents, if any, will continue to participate fully, with no contribution required by Executive to the cost thereof, in all accident, life and health plans maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially equivalent coverage from the Company for up to an additional two (2) years following such termination.  Such coverage shall cease upon obtaining new employment with comparable coverage.  In the alternative or if the applicable plans do not permit coverage, the Company may elect to pay Executive the equivalent cash value of such coverage.

e.                                       The Company will promptly reimburse Executive for all reasonable legal fees and expenses incurred by him to enforce the provisions of this Agreement (provided such efforts result in Executive’s recovery of any sum from the Company, whether through court award or settlement).

To the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with the “specified employee” rules of Section 409A of the Internal Revenue Code, it shall be so delayed (but not more than is required to comply with such rules).  In this regard, any payments that otherwise would have been made during such 6-month period shall be paid to the Executive in a lump sum on the first date on which they may be paid, together with interest credited at the short-term applicable federal rate, compounded daily.

2.                                       For purposes of this Agreement a “Change of Control” shall be deemed to have occurred if, at any time: (a) the Company sells or otherwise disposes of all or substantially all of its business or assets (other than as a result of sales of inventory in the ordinary course of business), or (b) Reebok or any of its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) shall cease to control (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) the Company.

3.                                       Definitions

a.                                       “Cause” for purposes of this Agreement only means conviction of the Executive for a felony or a crime involving moral turpitude.

b.                                      “Good Reason” means any one or more of the following:

(i)                                     Executive ceases to hold the positions, with the titles, that he held immediately prior to the Change of Control or Executive’s responsibilities or authority are downgraded following the Change of Control.

(ii)                                  Reduction of Executive’s base salary.

(iii)                               Failure to pay to him a bonus at least equal to his target bonus for the year in which the Change of Control occurs.

(iv)                              Material reduction in the health, disability or life insurance benefits that the Company was providing Executive immediately prior to the Change of Control.

(v)                                 Relocation of Executive’s principal place of business more than 45 miles from its location immediately prior to the Change of Control.

4.                                       If the Company is at any time before or after a Change of Control merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this paragraph will apply in the event of any subsequent merger or consolidation or transfer of assets.

In the event of any merger, consolidation, or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive’s right to participate or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.  In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

5.                                       All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

6.                                       In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision (“section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “gross-up payment”) to Executive.  The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999. Notwithstanding the foregoing, no gross-up payment shall include any amounts in respect of taxes imposed by Section 409A of the Internal Revenue Code.

Determinations under this section will be made by the Company’s auditors unless Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Executive after consultation with the Company (the firm making the determinations to be referred to as the “Firm”).  The determinations of the Firm will be binding upon the Company and Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect.  All fees and expenses of the Firm will be paid by the Company.

If the IRS asserts a claim that, if successful, would require the Company to make a gross-up payment or an additional gross-up payment, the Company and Executive will cooperate fully in resolving the controversy with the IRS.  The Company will make or advance such gross-up payments as are necessary to prevent Executive from having to bear the cost of payments made to the IRS in the course of, or as a result of, the controversy.  The Firm will determine the amount of such gross-up payments or advances and will determine after final resolution of the controversy whether any advances must be returned by Executive to the Company.  The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of its payment of such expenses.

7.                                       Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.  The Executive may, subject to the terms and conditions of this Agreement, have the right to receive upon termination of his employment the payments and benefits provided in Paragraph 2 of this Agreement and shall not be deemed to have waived any rights he may have either at law or in equity in respect of such discharge.  Payments made by the Company pursuant to this Agreement shall be in lieu of payments and other benefits, if any, to which Executive may be entitled under any other severance agreement or severance plan of the Company.

8.                                       No amendment, change, or modification of this Agreement may be made except in writing, signed by both parties.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and beneficiaries, and the Company and its successors.  The validity, interpretation, and effect of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

No right or interest to or in any payments or benefits hereunder shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.  The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive’s estate.  No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law.  Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law.  Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

IN WITNESS WHEREOF, Company and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

THE ROCKPORT COMPANY, LLC

	By:	/s/ David Pace
Duly Authorized Officer

	By:	/s/ Paul Fireman
Duly Authorized Officer

Agreed:

/s/ Rick Paterno
Rick Paterno
President and CEO
The Rockport Company, LLC